Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-07
and 333-205883

Joint Bookrunners:	J.P. Morgan (struc), BNP, SMBC
Co-Managers:	Barclays, BNY, Lloyds, Soc Gen

CL	TOTAL AMT($MM)	OFFERED AMT($MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	200.00	190.00	0.24	A-1+/F1+	03/18	10/18		1.280	1.28	100.00000
A-2	335.00	318.25	0.92	AAA/AAA	02/19	01/20	EDSF+5	1.585	1.57	99.99111
A-3	340.00	323.00	2.10	AAA/AAA	09/20	09/21	IntS+10	1.802	1.79	99.98917
A-4	100.00	95.00	3.19	AAA/AAA	12/20	11/23	IntS+20	1.998	1.98	99.97002

Expected Settle	:	09/29/17	Registration	:	SEC Registered
First Pay Date	:	10/18/17	ERISA	:	Yes
Expected Ratings	:	S&P, Fitch	Pxing Speed	:	1.3 ABS to 10% Call
Ticker	:	HAROT 2017-3	Min Denoms	:	$1,000 x $1,000
Bill & Deliver	:	J.P. Morgan	Expected Pricing	:	Priced

CUSIPs:	A-1 43814PAA8	Available Information:
	A-2 43814PAB6	* Preliminary Prospectus (attached)
	A-3 43814PAC4	* Ratings FWP (attached)
	A-4 43814PAD2	* IntexNet/CDI (via separate message)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

You should not reply to this announcement. Any reply e-mail communications, including those you generate using the “Reply” function on your e-mail software, will be ignored or rejected.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105.